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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 1-13747


                          Atlantic Premium Brands, Ltd.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

  1033 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062, (847) 412-6200
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       N/A
                                       ---
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) [ ]                  Rule 12h-3(b)(1)(i) [X]
Rule 12g-4(a)(1)(ii) [ ]                 Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i) [ ]                  Rule 12h-3(b)(2)(i) [ ]
Rule 12g-4(a)(2)(ii) [ ]                 Rule 12h-3(b)(2)(ii) [ ]
                                         Rule 15d-6 --------[X]

Approximate number of holders of record as of the certification or notice date:
189


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Pursuant to the requirements of the Securities Exchange Act of 1934, Atlantic
Premium Brands, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 17, 2003               By:  /s/ Thomas M. Dalton
                                     ------------------------------------------
                                       Thomas M. Dalton,
                                       President, Chief Financial Officer and
                                       Chief Operating Officer